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	December 29, 2010	FRANKFURT
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Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Division of Investment
Management

RE:	BlackRock Senior Floating Rate Fund, Inc. Registration Statement on Form N-2 (File Nos. 333-170658 and 811-5870)

Ladies and Gentleman:

     On behalf of BlackRock Senior Floating Rate Fund, Inc. (the “Fund”), transmitted herewith for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, is Pre-Effective Amendment No. 1 to the Fund’s Registration Statement on Form N-2.

     Please direct any further communications relating to these filings to the undersigned at (212) 735-3406.

Very truly yours,

/s/ Michael Hoffman
Michael Hoffman

cc:	John Ganley
Securities and Exchange Commission